EXHIBIT 10.3


                                                      ConAgra Foods, Inc.
                                                      One ConAgra Drive
                                                      Omaha, NE  68102-5501

                                                      TEL:  402-595-4000





                                             September 22, 2005

Mr. Bruce Rohde
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102

Dear Bruce:

     This letter summarizes and confirms the agreements regarding your transition from the role of Chairman, Chief Executive Officer, and President, and your employment status and arrangements thereafter with ConAgra Foods, Inc. (the "Company").

     Recognizing the Company has now recruited and elected a CEO and President, and elected a non-executive Chairman both to commence their respective duties on October 1, 2005, your official resignation date as Chairman, CEO and President and, except as provided herein, all other executive positions and directorships with the Company and any of the Company's subsidiaries will be September 30, 2005 (the "Resignation Date"). On that date, you will deliver your resignation of the positions of Chairman, CEO and President of the Company and the Company will accept your resignation letter to the Company per the Good Reason provisions of your Employment Agreement dated August 26, 1996, the Amendments to the Employment Agreement dated December 23, 1996 and February 16, 1998 (the "Employment Agreement").

1.   Salary and Incentives:

     Through September 30, 2005, you will continue in your role as Chairman, CEO, and President, and you will receive your regular base salary, paid in accordance with the customary payroll practice in the monthly amount equal to $100,000, subject to applicable FICA and income tax withholding obligations.

     In addition to the monthly salary described above, for fiscal year 2006 you will also receive Long Term Incentive Awards of stock and cash under the Long Term Senior Management Incentive Plan ("LTSMIP") based on an award pool of 8% of the Company's excess after-tax earnings over and above 5% compound annual growth rate from a fixed five-year average earnings base and both of which will be prorated to reflect the number of days from the beginning of the fiscal year through your Resignation Date. Such payments will be calculated and paid in the same manner as LTSMIP Awards have been calculated and paid in the past for the Company's other senior executive officers participating in such plans, except that the stock and the cash awards payable to you will be immediately fully vested and no longer be subject to any risk of forfeiture.

     For fiscal year 2006 you will also receive an award under the Annual Management Incentive Plan ("MIP"), prorated for the fiscal year through your Resignation Date. The MIP Award will be based on the PBT performance scale approved by the Human Resources Committee of the Board on July 25, 2005. This award will not be restricted in any way and will not be subject to risk of forfeiture.

     The LTSMIP Awards and the Annual MIP Award described above will be subject to applicable FICA and income tax withholding obligations.

     From your Resignation Date through September 30, 2009 (the "Separation Date"), you will be employed in a non-officer capacity, with the title of Chairman and CEO Emeritus of the Company (the "Employment Period"), and during the Employment Period you will be paid half your regular base salary, paid in accordance with the customary payroll practice in a monthly amount equal to $50,000, subject to applicable FICA and income tax withholding obligations (the "Base Salary"); provided, however, that you shall not be entitled to the Base Salary so long as you, without good and sufficient reason (i.e., being directed to perform services inconsistent with the Requested Services (as defined below)) or in the absence of a material breach of this Agreement by the Company, willfully refuse to perform your duties and obligations contemplated hereunder. If you are terminated for "Cause" (as defined in the Employment Agreement) the Employment Period will end. It is understood that after your participation in the fiscal year 2006 plans you will not continue to participate in the Long Term Senior Management Incentive Plans or the Annual Management Incentive Plan. During the Employment Period, you will make yourself reasonably available to furnish such information and background as may be reasonably necessary in connection with any inquiry, investigation, dispute, litigation, regulatory proceeding or other action in which the Company is or may become involved insofar as it relates to matters arising out of your employment. In that regard, you will report to the Chairman of the Board of Directors of the Company (the "Chairman") and provide such services as reasonably, ethically and lawfully requested by the Chairman, which services shall be consistent with the duties and responsibilities of a senior officer of the Company and which you shall provide in accordance with the Company's corporate governance and ethics guidelines (the "Requested Services"). If you are called upon to serve as a witness or provide assistance in or with respect to any such proceeding, you agree to cooperate with the Company to the full extent permitted by law, and the Company agrees that any such call shall be with reasonable notice and shall provide for payment for your costs incurred in such matters. Furthermore, you will promptly give written notice to the Company of any inquiry, approach or other notice you receive or are informed of by or from any governmental entity regarding any inquiry, investigation, dispute, litigation, regulatory proceeding or other action involving the Company. Provided that you advise the Company prior to engaging in any such action, the provisions of this letter and the agreements herein shall not apply to or restrict in any way the communication of information by you to any state or federal law enforcement agency or require notice to the Company thereof. If during the Employment Period or thereafter you are requested to perform significant additional services, any additional compensation would be agreed to between the parties hereunder.

2.   Health Benefits Continuation:

     During the Employment Period, you and your qualifying dependents will receive the health benefits the Company maintains for its executive officers at no cost to you. You will be responsible for any taxes associated with the premiums, co-payments and deductibles paid on behalf of you and your qualifying dependents during the Employment Period. Upon the expiration of the Employment Period, you will be permitted to continue your Company medical and dental benefits coverage for the maximum period permitted under the Consolidated Omnibus Reconciliation Act of 1986, as amended ("COBRA"), and to participate in the Company's post-retirement medical programs, if any, pursuant to the terms of such programs. If you should elect such continuation of Company medical and dental benefits coverage, you will be required to pay for such coverage in an amount not to exceed the then normal amounts which may be charged for such coverage under COBRA, provided that if you are considered a retiree for purposes of the Company's health plans, you shall pay applicable retiree rates.

3.   AD/D and LTD Coverage:

     During the Employment Period, you will continue to receive the same AD/D and LTD coverage you had immediately prior to your Resignation Date at no cost to you.

4.   Stock Options:

     On your Resignation Date, to the extent previously unvested, all of your employee stock options shall vest and no longer be subject to any risk of forfeiture. You are entitled to exercise these options until the end of their respective terms subject to any adjustment provisions on corporate transactions. The Company shall be entitled to withhold from the stock (or stock proceeds in the event of a cashless exercise) applicable FICA and income taxes with respect to the exercises of any such stock options granted to you by the Company.

5.   Restricted Stock Awards and Restricted Share Equivalent Units:

     On your Resignation Date, to the extent previously unvested, all of your restricted stock awards and restricted share equivalent units shall vest, no longer be subject to any risk of forfeiture, and be promptly delivered to you, subject to the provisions of Section 17 hereof. The Company shall be entitled to withhold applicable FICA and income taxes with respect to the vesting of any of your restricted stock awards and share equivalent units granted to you by the Company.

6.   Restricted Cash Awards:

     On your Resignation Date, to the extent previously unvested, all of your restricted cash awards shall vest, no longer be subject to any risk of forfeiture, and be promptly paid to you, subject to the provisions of Section 17 hereof. The Company shall be entitled to withhold applicable FICA and income taxes with respect to the vesting of any of your restricted cash awards granted to you by the Company.

7.   Other Benefits Programs:

     During the Employment Period, you will continue to participate in all other benefit programs maintained by the Company for its executive officers, which as of the date hereof include the ConAgra Foods Retirement Income Savings Plan, the Non-Qualified ConAgra Foods Retirement Income Savings Plan, the ConAgra Foods Inc. Voluntary Deferred Compensation Plan, the ConAgra Pension Plan for Salaried Employees and the ConAgra Nonqualified Pension Plan.

     a.   Non-Qualified Pension Plan:

          During the Employment Period, you will continue to participate in the Company's Non-Qualified Pension Plan. Your benefits under the plan are fully vested and non-forfeitable. You are entitled to receive a lump-sum distribution of your benefits under the Plan on October 1, 2009. That lump sum payment and an example of the calculation that produces the payment has been reviewed and verified by you and the Company as correct. The actual lump sum payment will be calculated in accordance with the methodology in the example and using the same actuarial assumptions unless different assumptions are required by the terms of the plan, in which event such required assumptions shall be used.

     b.   Pension Plan for Salaried Employees:

          During the Employment Period, you will continue to participate in the Company's Pension Plan for Salaried Employees. Your benefits under the plan are fully vested and non-forfeitable and your projected benefit has been verified by you and the Company as correct. It will be distributed under the terms of the plan. You may elect any form of benefit permitted under the plan.

     c.   Retirement Income Savings Plan:

          During the Employment Period, you will continue to participate in the Company's Retirement Income Savings Plan. Your account under the plan is fully vested and non-forfeitable and will be distributed under the terms of the plan. A schedule reflecting the current balance in your account under that plan has been reviewed and verified by you and the Company as correct.

     d.   Non-Qualified Retirement Income Savings Plan:

          During the Employment Period, you will continue to participate in the Company's Non-Qualified Retirement Income Savings Plan. Your account under the plan is fully vested and non-forfeitable and will be distributed under the terms of that plan. A schedule reflecting the current balance in your account under that plan has been reviewed and verified by you and the Company as correct.

8.   Deferred Compensation Plan:

     During the Employment Period, you may continue to participate in the Company's Deferred Compensation Plan. Your account under this plan is fully vested and non-forfeitable. You will be entitled to receive a lump sum distribution of your account on December 31, 2005, in accordance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury guidance thereunder (collectively, "Section 409A"). A schedule reflecting the current balance in your account under that plan has been reviewed and verified by you and the Company as correct.

9.   Office and Administrative Support Matters:

     Commencing October 1, 2005 and continuing through December 31, 2009, your office and administrative support will be relocated. A schedule reflecting the location and staffing has been reviewed and verified by you and the Company as acceptable to both parties. In the event your administrative assistant is unavailable for service during this time period, the Company and you will select a substitute of equivalent capabilities mutually acceptable to both parties. In the event the office location is unavailable during this time period, the Company and you will select a substitute of similar size and quality mutually acceptable to both parties. The lease for the agreed office space terminates December 31, 2009. To the extent the lease provides assignable rights to extend or renew, the Company agrees to assign those rights to you upon your request for same.

     During your Employment Period, the Company will provide and maintain normal administrative service, supplies, furnishings, equipment and technical support consistent with your current level of support, and no less than that provided to executive officers of the Company, for such things as phones, computers, internet connections, e-mail service, printers, photocopying, office supplies, mail services, express services, and security. In the event you are requested or required to travel on business related to the Company, your travel will be provided by Company aircraft or equivalent utilized by executive officers of the Company. In the event you incur reasonable business expense on business related to the company, you will be timely reimbursed for same.

10.  Payments to Estate:

     In the event of your death, to the extent that any of the Company's obligations to you under this letter and the agreements herein, remain outstanding to you at the time of your death, the Company will continue to make such payments to your estate in the time and manner set forth in the appropriate provisions of this letter and the agreements herein (taking into account the provisions of any benefit plans or programs in which you participated).

11.  Non-Competition:

     The provisions of Section 7 of the Employment Agreement shall continue in full force and effect during the Employment Period and terminate at the Separation Date.

12.  Confidentiality:

     The provisions of Section 6 of the Employment Agreement shall continue in full force and effect.

13.  Directors and Officers Liability Coverage:

     You will continue to be covered under the Company's directors and officers liability policy until the Separation Date to the same extent as senior officers and members of the Board of Directors of the Company and thereafter you shall continue be covered for events occurring prior to your Separation Date.

     If at any time, you are made a party to, or are threatened to be made a party in any civil, criminal or administrative action, suit, proceeding, or claim, which is in any way connected with your employment, by reason of the fact that you are or were a director, officer, employee or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which you served as such at the request of or on behalf of the Company or for the benefit of the Company, then you shall be indemnified by the Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by you or imposed on you in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interest of the Company at the time of such acts. The Company shall advance to you fees and expenses incurred or reasonably expected to be incurred including retainers on the same basis as applicable to then current executive officers and directors of the Company. As used herein, the term "expenses" shall include any and all obligations and expenditures actually and reasonably incurred by you, as and when incurred, for the payment of money, including, without limitation, attorney's fees and costs, advances on attorney fees and costs, judgments, awards, fines, bonds, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which you may be entitled and shall be in no way construed to limit any indemnification rights you may have under the Company's Certificates of Incorporation or Bylaws or any provision of applicable State law and your Employment Agreement which for this purpose shall survive and continue in force and effect.

14.  Arbitration; Legal Matters and Fees:

     Except as provided for in Section 7 of the Employment Agreement and hereunder, any dispute, controversy or claim arising out of or relating to the obligations under this letter and the agreements herein, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Commercial Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the "AAA"). The selection process shall be that which is set forth in the AAA Commercial Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. All fees and expenses of the arbitration, including a transcript if requested, will be borne by the Company, unless the arbitrator finds your claim to have been frivolous. In addition, the Company shall pay to you as incurred all legal and accounting fees and expenses incurred by you in seeking to obtain, enforce or defend any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company, unless your claim is found by a court of competent jurisdiction or an arbitrator to have been frivolous.

15.  Governing Law:

     This letter and the agreements herein shall be governed by, construed and enforced in accordance with the laws of the state of Delaware, excluding any conflicts of law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.

16.  Notice:

     Any notice or other communication required or permitted pursuant to the terms of this letter and the agreements herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board of Directors of the Company with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that until any notice of change of address is received, notices shall be sent to the following addresses:

      If to you:                                  If to the Company:

      Bruce Rohde                                 ConAgra Foods
      843 South 96th Street                       One ConAgra Drive
      Omaha, Nebraska 68114                       Omaha, Nebraska  68102
                                                  Attn:  Chairman of the Board

      With a copy to:                             With a copy to:

      James R. Raborn                             Andrew Brownstein
      Baker Botts, L.L.P.                         Wachtell Lipton
      One Shell Plaza                             51 West 52 Street
      910 Louisiana                               New York, NY 10019
      Houston, Texas  77002

17.  Section 409A:

     This letter and the agreements herein will interpreted to avoid any penalty sanctions under Section 409A and to deliver the full economic value of all the benefits provided herein. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Upon your request, the Company agrees to make any changes to this letter and the agreements herein that will assure that no Section 409A sanctions will be imposed.

18.  Withholding:

     The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

19.  Settlement:

     You agree and acknowledge that the entitlements provided to you under this Agreement through the Separation Date (including any benefits which you are entitled to receive after the Separation Date) are in settlement of any and all severance-type liabilities and obligations of the Company to you, monetarily or with respect to employee benefits.

20.  Amendment:

     Except as provided herein, this letter and the agreements herein supersedes all previous employment agreements, written or oral, between the Company and you. This letter and the agreements herein may be amended only by written amendment duly executed by both parties hereto or their legal representatives and authorized by action of the Board of Directors of the Company. Except as otherwise specifically provided in this letter and the agreements herein, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this letter and the agreements herein to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

21.  Severability, Assignment:

     If any one or more of the provisions or parts of a provision contained in this letter and the agreements herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this letter and the agreements herein, but this letter and the agreements herein shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. This letter and the agreements herein is not assignable without the written authorization of both parties.

     The undersigned has all requisite corporate power and authority to execute and deliver this letter and the agreements herein on behalf of the Company. The execution and delivery by the undersigned of this letter and the agreements herein and the consummation of the transaction contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this letter and the agreements herein or to consummate the transaction contemplated hereby. This letter and the agreements herein has been validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     If the forgoing summary is acceptable to you, please sign and date below and return a signed copy to me.

                                     Company



                                     By:     /s/ Carl E. Reichardt
                                        ___________________________________
                                        Carl E. Reichardt
                                        Title:  Lead Director

Accepted and agreed to this
22nd day of September 2005.


   /s/  Bruce Rohde
_________________________________
Bruce Rohde